Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to Registration Statement No. 333-123309 of our report dated August 6, 2004, except as to Notes 1 (New Pronouncements and Reclassifications), 4, and 12, which are as of October 21, 2004, relating to the consolidated financial statements of The Procter & Gamble Company and subsidiaries, appearing in The Procter & Gamble Company Form 8-K filed March 14, 2005, and to the reference to us under the heading “Experts” in the joint proxy statement/prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Cincinnati, Ohio
May 25, 2005